EXHIBIT 99.1

Contact: BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Investors: Kathy Abbott (773) 864-6868 Media: Matt Messinger (773) 864-6850

BALLY TOTAL FITNESS REPORTS RESULTS FOR THIRD QUARTER
AND NINE MONTHS ENDED SEPTEMBER 30, 2006
     — Third quarter net revenues of $248.4 million increase slightly from 2005
     — Third quarter operating income of $19.9 million down 11% from prior year
     — Nine month net revenues decline marginally from 2005 to $758.2 million
     — Nine month operating income of $62.1 million declines 11% compared to prior year
     — Members at September 30, 2006 total 3.555 million reflecting 2% decline from 2005 period end
CHICAGO, November 9, 2006 — Bally Total Fitness Holding Corporation (NYSE: BFT), the largest publicly-traded full-service commercial North American fitness center operator, today announced financial results for the third quarter and nine months ended September 30, 2006.
Commenting on the results, Barry R. Elson, acting Chief Executive Officer, said, “During the quarter, Bally began to implement fundamental changes in the way we do business. Top line performance continued to be negatively affected by the ongoing impact of unfavorable pricing and membership mix trends that began in late 2005 with the introduction of the “Build Your Own Membership” sales process. However, we made modifications to this process designed to improve pricing and membership mix. Early indications from this change appear favorable in terms of recent trends in new membership additions, membership mix and pricing.”
Continued Elson, “During the quarter, we also began instituting improved operating discipline across Bally’s core business, and have begun to track daily progress across a number of key performance indicators. We are strengthening our collaboration with field and club employees to reward behavior that drives profitability, improved customer service and retention at the club level, and have begun to enhance accountability at all levels of the organization. We are continuing to evaluate a number of initiatives to drive revenue growth and reduce costs across the organization.”
Don R. Kornstein, Bally’s interim Chairman, added, “The Company made significant progress in addressing its capital structure and near-term liquidity. We closed on a new $284 million senior secured credit facility with a group of top-tier financial institutions led by J.P. Morgan Securities Inc. and completed the sale and leaseback of four Company-owned fitness clubs, which will generate an additional $10 million in liquidity. I am pleased with these early accomplishments. Other follow-on initiatives are being evaluated and pursued to address Bally’s strategic direction and capital structure.”
Quarterly Report on Form 10-Q
The Company filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 with the SEC after the filing deadline on November 9, 2006. The Company has posted the Quarterly Report on its website at http://phx.corporate-ir.net/phoenix.zhtml?c=97646&p=irol-reportsOther. Investors are encouraged to review the Quarterly Report prior to the Company’s previously announced investor conference call at 8:00 am, Central Time, on Friday, November 10, 2006. The Quarterly Report will also be available on the SEC’s website when the EDGAR system reopens following the Veterans’ Day holiday on Monday, November 13, 2006.
Third Quarter Financial Results
Net revenues for the quarter of $248.4 million increased $0.5 million over the third quarter of 2005. Membership revenue was up $1.9 million, or 1%, to $204.5 million. Average number of members declined 2% to 3.577 million members. Average monthly revenue per member in the quarter grew 3% to $19.06, compared with $18.55 in the prior-year quarter. Personal training revenue of $29.8 million declined 1% from the 2005 third quarter. Retail products revenue decreased $1.3 million, or 12%, from the same period last year reflecting the conversion of lower performing full-size, in-club retail stores to a more cost effective model integrated into front-desk operations.
Cash collections of membership revenue, exclusive of personal training, during the quarter were $187.0 million, a decrease of $4.7 million, or 2%, from 2005 as a result of the lower average number of members and an unfavorable mix of new member additions, continuing the trend seen throughout 2006. The average monthly cash received per member in the third quarter of $17.43 declined $0.12 from $17.55 a year ago. Average cash collections in the third quarter of 2006 included $1.11 per member per month (versus $0.74 in the prior period) due to accelerated payments from members prepaying value plan memberships early and reactivations of previously expired memberships.
Operating income of $19.9 million for the quarter declined 11% from $22.3 million in 2005. Operating expenses in the period were $228.5 million, an increase of $2.8 million compared to the third quarter last year. Certain operating expenses increased in the third quarter, including a $1.3 million, or 1% increase in membership services expenses over 2005 as a result of higher litigation, property tax and insurance costs. An increase in other general and administrative costs of $4.7 million, or 34%, reflected compensation costs of $5.4 million related to the separation agreement with our former Chairman and CEO. Additionally, the Company recorded a $3.0 million asset impairment charge reflecting the excess of the carrying value over the fair market value of one of the properties in the previously announced October 2006 sale and leaseback transaction. Gains related to the other three properties of approximately $6.2 million will be amortized to income over the term of the lease. These higher operating expenses were offset, in part, by a $2.2 million net gain associated with the sales of land and buildings associated with two facilities; a decline in retail product expenses of $2.2 million, or 17%, consistent with the Company’s lower revenues in its retail business and a more cost effective in-club retail model; and a decrease of $1.5 million, or 10%, in depreciation expense, reflecting fewer depreciable assets resulting from fixed asset write-offs and impairment charges in 2005, along with a reduction in capital expenditures in prior periods.
The net loss from continuing operations for the quarter of $5.7 million, $0.14 per share, reflects the impact of interest expense of $26.0 million, which increased $4.2 million over the third quarter of 2005, primarily due to amortization of deferred financing fees incurred related to bondholder consent solicitations.
The Company uses EBITDA (operating income plus depreciation and amortization and asset impairment charges) as a measure of operating performance. EBITDA in the third quarter was $36.3 million, compared to $37.2 million in last year’s third quarter, a 2% decline.

Operating results for the third quarter of 2005 have been reclassified to exclude Crunch Fitness, sold January 20, 2006, which is presented as a discontinued operation.
Nine Months Ended September 30, 2006 Financial Results
Net revenues for the nine months of $758.2 million declined $3.1 million from the first nine months of 2005. Membership services revenue of $713.6 million was $1.3 million higher than the prior year as increased personal training revenue, up $1.9 million, or 2%, offset a $0.6 million decrease in membership revenue. The decrease in membership revenue is due to a 2% decrease in average members to 3.580 million members. Average monthly revenue per member increased to $19.26, up 2% from $18.91 for the first nine months of 2005. Retail products revenue decreased $3.9 million, or 11%, from the same period last year reflecting the conversion of lower performing full-size in-club retail stores to a more cost-effective model.
Cash collections of membership revenue during the period were $580.2 million, a decrease of $14.5 million, or 2%, from 2005 as a result of the factors listed previously. Average monthly cash received from members of $18.01 for the nine months of 2006 declined slightly from $18.10 in the prior year period. Average monthly cash collections per member for the ninth months ended September 30, 2006 included $1.05 per member per month (versus $0.86 in the prior period) due to accelerated payments from members prepaying value plan memberships early and reactivations of previously expired memberships.
Nine-month operating income of $62.1 million declined $7.4 million, or 11%, compared with the first nine months of 2005 due to the lower revenue and a $4.3 million increase in operating expenses. Membership services expenses increased $5.2 million, or 1%, reflecting higher utility and insurance costs offset by lower personnel costs resulting from the Company’s New Club Model and other expense reduction initiatives. Retail costs were down $6.7 million, or 17%, with improvement in the retail operating margin to 4% from (4)% in the first nine months of 2005. Marketing and advertising expenses grew $3.3 million, or 7%, for the period reflecting planned spending and the impact of deferred production costs from the fourth quarter of 2005. Other general and administrative costs increased $8.3 million, or 19%, over the same period in 2005 primarily as a result of severance costs associated with our former Chairman and Chief Executive Officer and costs incurred as a result of our proxy solicitation, restructuring and ongoing investigations and litigation related to the restatement of the Company’s financial statements and an increase in Directors’ fees and audit costs. The results also include the $3.0 million asset impairment charge recorded in the third quarter as previously discussed. Sales of land and buildings resulted in a net gain of approximately $4.0 million during the first nine months of 2006. Driven by lower capital spending in past periods, as well as past fixed asset write-offs and impairment charges, depreciation expense decreased by $4.0 million, or 9%, in the period.
Net income of $26.2 million, $0.66 per share, increased from $6.0 million in the first nine months of 2005, reflecting the $38.4 million gain on the disposition of Crunch Fitness. Interest expense grew $14.1 million, or 23%, to $75.2 million in the first nine months of 2006, due primarily to a $10.9 million increase in amortization of deferred financing costs related to prior bondholder consent solicitations, and higher interest rate levels.
EBITDA for the first nine months of 2006 of $106 million was $8.4 million below the nine-month 2005 amount of $114.4 million, reflecting the impact of lower revenue and higher operating expenses.

The results for Crunch Fitness are presented as a discontinued operation in the nine-month results for the periods.
Cash and Liquidity
At October 31, 2006, Bally’s liquidity reflected availability under its new credit facility effective October 16, 2006. At October 31, 2006, the Company’s liquidity was approximately $51.6 million, including $28.7 million available under its revolving credit facility. At October 31, 2006, the entire $34.1 million available under the new credit facility’s delayed draw term loan facility was undrawn and available to fund prospective capital expenditures.
The Company has interest payments due in January and July 2007 to holders of the 10-1/2% Senior Notes due 2011 and due in April 2007 to the holders of the 9-7/8% Senior Subordinated Notes due 2007. Notwithstanding these interest payments, the Company believes it has sufficient liquidity to operate its business through the third quarter of 2007, including investment in its clubs through capital expenditures in 2007 at levels comparable to those in 2006.
Under the Company’s new credit facility, an early termination provision will be triggered in the event that the Company’s Senior Subordinated Notes have not been refinanced or their maturity extended before October 1, 2007. In that case, absent an agreement by the lenders to extend the maturity of the credit facility or the Company refinancing the credit facility, the Company will have insufficient liquidity to operate its business and be unable to satisfy its obligations in October 2007. The Company continues to focus on various alternatives to address its outstanding debt.
Capital Expenditures
Capital expenditures for the nine months of $28.0 million were up $3.3 million over the comparable prior year period as a result of a large, scheduled replacement of exercise equipment early in 2006. The Company has focused its capital spending primarily on maintenance and improvement of existing clubs and limited new club growth. A new club was opened in Carrollton, Texas in April 2006, and a club in Downey, California opened in September 2006. One club currently in development is planned to open later in 2006 to replace an existing club; five clubs are planned to open in 2007, three of which replace existing clubs; and two are planned to open during 2008, both replacing existing clubs. The Company expects to continue controlled capital spending at a level of approximately $35 million in 2006.
Investor Conference Call
Management will hold a conference call for investors and members of the financial community on November 10, 2006, at 8:00 a.m. Central Standard Time.
In order to participate on the conference call, please dial 866-383-7989 international 617-597-5328, at least 15 minutes before the start of the call. The participant passcode is 96001169. The call can also be accessed live and in archive on the Company’s website, www.ballyfitness.com.
The Company uses EBITDA (operating income plus depreciation and amortization and asset impairment charges) as a supplemental measure of operating performance and believes it is a useful measure for management and investors for analytical purposes in assessing the Company’s financial performance of its operations. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity.
EBITDA has certain limitations, including the fact that it does not reflect cash expenditures or future cash, working capital or capital expenditure needs, and therefore should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results.
Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the ability to maintain existing or obtain new sources of equity and debt financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations; availability, terms, and development of capital; availability of adequate sources of liquidity and the Company’s ability to meet its obligations beyond the third quarter of 2007; ability to satisfy short-term and long-term obligations as they become due; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; success of operating initiatives, advertising and promotional efforts; ability to attract, retain and motivate highly skilled employees; the outcome of the Company’s exploration of strategic alternatives, which is now focused on restructuring and refinancing alternatives; business abilities and judgment of personnel; general economic and business conditions; competition; acceptance of new product and service offerings; changes in business strategy or plans; the effect of material weaknesses in internal controls over financial reporting on the Company’s ability to prepare financial statements and timely file reports with the SEC; the outcome of the SEC and Department of Justice investigations; existence of adverse publicity or litigation (including various stockholder litigations and insurance rescission actions) and the outcome thereof and the costs and expenses associated therewith; changes in, or the failure to comply with, government regulations; and other factors described in the Company’s Form 10-Q for the period ending September 30, 2006 and prior filings with the SEC.
About Bally Total Fitness
Bally Total Fitness is the largest publicly-traded full-service commercial North American fitness center operator, with over 400 owned and franchised facilities located in 27 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
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Bally Total Fitness Holding Corporation

FINANCIAL HIGHLIGHTS
The following is a summary of financial data provided in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2006. Please refer to this filed document for a more complete explanation of the Company’s results.

	Unaudited		Unaudited
	Three months ended Sept 30,		Nine months ended Sept 30,
	2006	2005	2006	2005
Net revenues	(dollars in thousands, except per share and per member)

Membership	$204,509	$202,630	$620,602	$621,229
Personal training	29,838	30,113	92,949	91,018

Membership services revenue	234,347	232,743	713,551	712,247

Retail products	10,165	11,530	33,562	37,517
Miscellaneous	3,859	3,666	11,055	11,545

Net revenues	248,371	247,939	758,168	761,309

Operating costs and expenses
Membership services	167,282	165,943	509,770	504,617
Retail products	10,468	12,649	32,146	38,881
Marketing and advertising	12,956	12,946	48,031	44,698
Information technology	4,916	5,245	15,314	16,027
Other general and administrative	18,692	13,988	50,913	42,659
Net gain on sales of land and buildings	(2,211)	—	(3,984)	—
Asset impairment charge	2,993	—	2,993	—
Depreciation and amortization	13,389	14,875	40,836	44,837

	228,485	225,646	696,019	691,719

Operating income	19,886	22,293	62,149	69,590
Other income (expense)
Interest expense, net	(26,000)	(21,811)	(75,181)	(61,052)
Foreign exchange gain	566	1,141	2,336	1,185
Other, net	167	133	451	272

	(25,267)	(20,537)	(72,394)	(59,595)
Income (loss) from continuing operations before income taxes	(5,381)	1,756	(10,245)	9,995
Income tax provision	(351)	(240)	(1,053)	(719)

Income (loss) from continuing operations	(5,732)	1,516	(11,298)	9,276
Discontinued operations:
Loss from discontinued operations net of income taxes	—	(1,730)	(872)	(3,268)
Gain on disposal	—	—	38,375	—

Gain (loss) from discontinued operations	—	(1,730)	37,503	(3,268)

Net income (loss)	$(5,732)	$(214)	$26,205	$6,008

Basic net income (loss) per common share	$(0.14)	$(0.01)	$0.66	$0.18

Operating data
Average monthly membership revenue recognized per member	$19.06	$18.55	$19.26	$18.91
Average monthly cash received per member	$17.43	$17.55	$18.01	$18.10
Average number of members during the period (000’s)	3,577	3,641	3,580	3,650
Members at end of period (000’s)	3,555	3,611	3,555	3,611
Number of new members joining during the period (000’s)	239	228	820	808
Fitness centers open at end of period	379	387	379	387

Summary cash flow data
Cash provided by operating activities			$8,016	$22,448
Cash provided by (used in) investing activities			25,020	(23,193)
Cash used in financing activities			(20,754)	(6,030)

Increase (decrease) in cash			$12,282	$(6,775)

Cash interest paid			$57,950	$53,773

Non-GAAP Financial Measures
The Company uses EBITDA as a measure of operating performance. The Company defines EBITDA as operating income plus depreciation and amortization and asset impairment charges. This term is not a measure of performance presented in accordance with GAAP and should not be considered as a substitute for cash flows provided by operating activities or other cash flow and income data prepared in accordance with GAAP. This term as defined by Bally may not be comparable to similarly titled measures used by other companies.

	Unaudited		Unaudited
The following table reconciles this non-GAAP measure to operating income.	Three months ended Sept 30,		Nine months ended Sept 30,
	2006	2005	2006	2005
Operating income	$19,886	$22,293	$62,149	$69,590
Depreciation and amortization	13,389	14,875	40,836	44,837
Asset impairment charge	2,993	—	2,993	—
EBITDA	$36,268	$37,168	$105,978	$114,427